Exhibit 99.2

BEHRINGER HARDVARD REIT, INC.

Important Shareholder Communication Summation:

•                  April distribution will be paid in late May rather than usual first week of month

•                  Subsequent distributions return to the usual first week of the following month payment

•                  Distributions to remain monthly and will not shift to a quarterly frequency

•                  Board considering all prudent capital preservation strategies to weather economic downturn

•                  Distribution rate declaration to be announced following May 14 board meeting

April 30, 2009

Dear Shareholder:

In a recent communication regarding Behringer Harvard REIT I, Inc., it was indicated that the board of directors was analyzing several factors related to potentially changing to quarterly rather than monthly distributions. This analysis has been completed, and the REIT’s board of directors has determined that until further notice we will continue our policy of paying distributions to our stockholders on a monthly basis.

The board of directors will determine the distribution rate for the month of April 2009 at its regularly scheduled meeting on May 14, and we will promptly communicate the board’s determination to you. Because of the timing of the board meeting, your next distribution payment will be made in late May rather than the usual first week of the month. Subsequent monthly distributions are expected to return to the usual first week of the month.

The board will continue to monitor matters relating to the REIT’s distribution policy with a focus on capital preservation and shareholder protection. It is expected that, like many of the NYSE-listed REITs, private REITs and other companies exposed to the freezing of the capital markets, the effects of abnormally high unemployment and the broad economic recession, the board of directors will implement prudent capital preservation practices to protect shareholder value thus advantaging the REIT to emerge from these drastic economic times as a stronger and better positioned company. As always, we will continue to be proactive and maintain our communications with you, our valued shareholder.

If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely yours,

Robert M. Behringer

Chairman of the Board

Robert S. Aisner

Chief Executive Officer and President

cc: Your Financial Advisor

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main:	866.655.3650 (toll free)
Fax:	866.655.3610 (toll free)